Wal-Mart Stores, Inc. Exhibit 10(m) - Page 1

                      WAL-MART STORES, INC.
                MANAGEMENT INCENTIVE PLAN OF 1998


GENERAL

      1.1.  Purpose.   The purpose of the Wal-Mart  Stores,  Inc.
Management Incentive Plan of 1998 ("MIP") is to advance the interests of the shareholders of Wal-Mart Stores, Inc. by providing performance-based incentives to eligible management associates.

      1.2. Effective Date. The MIP shall be effective for the Fiscal Year beginning February 1, 1998, subject to the approval of the Company's shareholders, and shall remain effective for each subsequent Fiscal Year until terminated by the Board.

      1.3. Nature of MIP. With respect to individuals who are Covered Employees, the MIP is intended to provide "qualified performance-based compensation," as such term is defined in Treas. Reg. 1.162-27(e), to the extent deemed appropriate by the Committee at the time Performance Goals are established for a Fiscal Year. Nothing herein shall be construed as preventing the MIP to provide both "qualified performance-based compensation" and nonqualified compensation for the same Fiscal Year in the manner permitted under Code Section 162(m). The MIP shall be administered and construed in a manner consistent with Code
Section 162(m) and regulations thereunder for any Fiscal Year in which the MIP is intended to provide "qualified performance-based compensation."

      1.4. MIP Not Funded. Incentive Plan Awards shall be made solely from the general assets of Wal-Mart Stores, Inc. or a Related Affiliate, to the extent such payments or benefits are attributable to services with a Related Affiliate participating in the MIP. To the extent any person acquires a right to receive payments from Wal-Mart Stores, Inc. or a Related Affiliate under the MIP, the right is no greater than the right of any other unsecured general creditor.


DEFINITIONS

      2.1.  "Board"  means  the Board of  Directors  of  Wal-Mart
Stores, Inc.

      2.2. "Committee" means the Compensation and Nominating Committee of the Board, or such other committee designated by the Board as the "Committee" under the MIP. The Board may appoint different Committees with respect to Covered Employees and non-Covered Employees. With respect to Covered Employees, any such Committee must consist of two or more persons each of whom are "outside directors" within the meaning of Code Section 162(m).

      2.3. "Company" means Wal-Mart Stores, Inc. and each Related
Affiliate designated by the Committee as a participating employer in the MIP.

      2.4. "Covered Employee" has the meaning of such term under Code Section 162(m)(3).


                Wal-Mart Stores, Inc. Exhibit 10(m) - Page 2

      2.5. "Incentive Percentage" means the pre-established award formula established by the Committee for each Fiscal Year which specifies a percentage of a Participant's rate of salary in effect for the last full payroll period of the Fiscal Year to be paid as an Incentive Plan Award. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement levels of the Performance Goals. Solely with respect to Covered Employees, for any Fiscal Year for which the MIP is intended to provide "qualified performance-based compensation," the Incentive Percentages applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year for which the Incentive Plan Award pertains.

      2.6. "Incentive Plan Award" means the annual incentive compensation award granted under the MIP which is contingent and based upon the attainment of the Performance Goals with respect to a Fiscal Year.

      2.7. "Participant" means an associate of the Company participating in the Plan as provided in the "Participation" section of the MIP.

     2.8. "Performance Goals" means the pre-established objective performance goals established by the Committee for each Fiscal Year. Solely with respect to Covered Employees, for any Fiscal Year for which the MIP is intended to provide "qualified performance-based compensation," Performance Goals applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals pertain. The Performance Goals may be based upon the performance of the Company or any Related Company, or division thereof, using one or more of the following operating performance measures selected by the Committee: (a)
earnings; (b) revenue; (c) operating or net cash flows; (d) financial return ratios; (e) total shareholder return; (f) market share; or (g) pre-tax profits. Separate Performance Goals may be established by the Committee for the Company or a Related Affiliate, or division thereof. The Performance Goals shall include a threshold Performance Goal under which no Incentive Plan Awards shall be paid if the threshold goal is not achieved. With respect to Participants who are not Covered Employees, the Committee may establish such other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at time of grant to be "qualified performance-based compensation." Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

      2.9. "Fiscal Year" means the 12-month period beginning on each February 1 and ending on the following January 31.

      2.10. "Related Affiliate" means a business or entity that is, directly or indirectly, controlled by Wal-Mart Stores, Inc.


                Wal-Mart Stores, Inc. Exhibit 10(m) - Page 3

PARTICIPATION

     3.1. Eligibility. Associates eligible to participate in the MIP shall consist of officers and other key management associates of the Company whom the Committee determines have the potential to contribute significantly to the success of the Company and its Related Affiliates. For each Fiscal Year the Committee shall determine which of such officers and other key management associates shall participate in the MIP. For any Fiscal Year for which "qualified performance-based compensation" is to be provided, the Committee shall designate the individual or classes of Covered Employees for such compensation no later than the 90th day of such Fiscal Year.

      Unless determined otherwise by the Committee, Company associates shall not be eligible to participate in the MIP for any period they are participating in any other incentive program maintained by the Company or any other Related Affiliate. At any time, including during a Fiscal Year, the Committee may add additional classes or delete classes of associates for participation in the Plan as it deems appropriate, except that no such change may be made to the extent it would result in a loss of deductibility under Code Section 162(m) for any "qualified performance-based compensation."


INCENTIVE PLAN AWARDS

     4.1. Determination of Incentive Plan Awards.

      (a) The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Fiscal Year becomes available, certify: (i) the degree to which each of the Performance Goals have been attained; and (ii) with respect to each qualifying Participant who is a Covered Employee, the amount of the Incentive Plan Award, if any, payable to such Participant. The Committee or its designee shall likewise certify the amount of the Incentive Plan Award, if any, payable with respect to a qualifying Participant who is not a Covered Employee. Any such determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on such objective information or financial data as is relevant to the Performance Goal. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles. The Committee may rely conclusively on any such information provided by the Company's certified public accountant.

       (b) Unless the Committee provides otherwise when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any applicable threshold division
Performance Goal has been achieved. Similarly, unless provided otherwise by the Committee when establishing the Performance Goal, if the Company fails to achieve its threshold Performance
Goal, no Incentive Plan Award shall be paid even if any individual Performance Goal has been satisfied. Participants whose Incentive Plan Award is based the attainment of Company Performance Goals and division/individual Performance Goals shall earn the Company portion of the Incentive Plan Award if the
Company attains its Performance Goals, even if the division/individual Performance Goals are not achieved.


               Wal-Mart Stores, Inc. Exhibit 10(m) - Page 4

     4.2. Eligibility and Amount of Incentive Plan Award.

     (a) To be eligible for payment of any Incentive Plan Award, the Participant must: (i) be employed by the Company on the last day of the Fiscal Year to which the award pertains, unless termination is due to the Participant's death; (ii) have performed the Participant's duties to the satisfaction of the Committee; (iii) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or a Related Affiliate; and (iv) otherwise complied with Company policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above.

      (b) The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant's rate of base salary in effect for the last full payroll period of the Fiscal Year to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed two-tenths of one percent (0.20%) of the Company's net income for the Fiscal Year. In the event of a Participant's death, the Incentive Plan Award shall be prorated based upon the number of full payroll periods worked in a MIP position for such Fiscal Year. The Committee shall have the discretion and authority to make adjustments to any Incentive Plan Award in circumstances where:
(i) a Participant leaves the Company and is rehired as a Participant; (ii) a Participant is hired, promoted or transferred into a position eligible for MIP participation; (iii) a Participant transfers between eligible MIP positions with different Incentive Percentages or Performance Goals; (iv) a Participant transfers to a position not eligible to participate in the MIP; (v) a Participant becomes eligible for an incentive from another incentive plan maintained by the Company or Related Affiliate; (vi) a Participant is on a leave of absence; and (vii) such similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the MIP.

      4.3. Payment of Award. Incentive Plan Awards will be paid in cash by April 15 following the applicable Fiscal Year to which the award pertains. If, however, the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Company. No payment in that event shall be made if the Committee determines the qualification requirements of Section 4.2.(a) have not been satisfied by the Participant.


ADMINISTRATION

      5.1. Administration. The MIP shall be administered by the Committee. Subject to the provisions of the MIP, the Committee shall have full discretionary authority to administer and interpret the MIP, to exercise all powers either specifically granted to it under the MIP or as are necessary or advisable in the administration of the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations necessary or advisable for the administration of the MIP, all of which shall be binding on all persons, including the Company, the Participants (or any person claiming any rights under the MIP from or through any Participant), and any stockholder of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a


                Wal-Mart Stores, Inc. Exhibit 10(m) - Page 5

majority vote or by unanimous written consent. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Incentive Plan Award paid hereunder.

       5.2. Delegation. The Committee may delegate its responsibilities for administering the MIP to one or more persons as the Committee deems necessary. However, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee where such delegation is prohibited under Code
Section   162(m)   pertaining  to  "qualified   performance-based
compensation."


MISCELLANEOUS

      6.1. Amendment and Termination. The Board reserves the right to alter, amend, suspend or terminate the MIP in whole or in part at any time. With respect to Covered Employees, any such amendment shall comply with Code Section 162(m).

      6.2. No Guarantee. While a discretionary Incentive Plan Award may have been paid in the past, whether such payments will be made in the future will depend upon various factors, such as the Company's financial condition and performance. There is no guarantee that the Company will pay any such incentive. The
Committee may, in its sole discretion, reduce, eliminate or increase, any Incentive Plan Award, except that the amount of any Incentive Plan Award intended to be "qualified performance-based compensation" may not be increased above the amount established for the Performance Goal and Incentive Percentage. The Company may withhold an Incentive Plan Award, or portions thereof, for any reason including gross misconduct (e.g., theft, dishonesty/compromised integrity, fraud, harassment, etc.) or any actions deemed to be inimical to the best interests of the Company by the Committee.

      6.3. Tax Withholding. The Company shall have the right to deduct from all payments made under the MIP any federal, state or local taxes required by law to be withheld with respect to such payments.

     6.4. Governing Law. The Plan and all rights to an Incentive Plan Award hereunder shall be construed in accordance with and governed by the laws of the State of Arkansas, except that any matters relating to the internal governance of Wal-Mart shall be governed by the general corporate laws of the State of Delaware.

      6.5. Assignment or Pledge. No rights under the MIP, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

      6.6. Employment. Neither the adoption of the MIP nor its operation shall in any way affect the rights and power of the Company or any Related Affiliate to dismiss or discharge any Participants.

      6.7. Death. In the event of a Participant's death prior to the payment of any Incentive Plan Award to which the Participant is otherwise entitled, payment shall be made to the Participant's


                Wal-Mart Stores, Inc. Exhibit 10(m) - Page 6

then-effective beneficiary or beneficiaries under the Company-paid group term life arrangement.

     6.8. Rights to Payments. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the close of the Fiscal Year with respect to which the award is made. No Participant shall have any enforceable right to receive any Incentive Plan Award made with respect to a Fiscal Year or to retain any payment made with respect thereto if for any reason the requirements of Section 4.2.(a) are not satisfied.

      6.9. Prior Plans.  The MIP supercedes and replaces the Wal-
Mart   Stores,  Inc.  Home  Office  Management  Incentive   Plans
effective February 1, 1998.